Exhibit 10.2

SEPARATION AGREEMENT

This is an Agreement and Release (“Agreement”) between Raymond E. Winborne Jr. (“Executive”) and First Data Corporation (“FDC”) and First Data Holdings, Inc. (FDC and First Data Holdings, Inc. are individually and collectively referred to as the “Company” in this Agreement), whereby Executive’s employment will terminate effective September 30, 2014 (“Termination Date”).

1.             Payments and Benefits.  In consideration for Executive’s execution of this Agreement, but subject to the terms of this Agreement, the Company agrees to provide to Executive the following payments and benefits:

(a)                                 Executive will receive semi-monthly payments in installments of $61,458.33, less tax withholding and other legally allowed deductions, paid in accordance with the Company’s regular payroll practices, commencing on October 1, 2014 and continuing until September 30, 2015 (the “Separation Period”).    The total amount of payments made under this paragraph shall be $1,475,000.00 (“Separation Payments”).

(b)                                 Executive and eligible dependents will continue to be eligible for coverage under FDC’s medical, dental and vision plans until September 30, 2015, subject to the terms of the relevant plans, the Company’s policies applicable to similarly situated employees as amended from time to time, and the remaining provisions of this subparagraph (b).  The cost to Executive of such coverage and the terms and conditions of such coverage during the Separation Period shall be the same as those applicable to similarly situated active employees during such period.  Thereafter, Executive (and his eligible dependents) shall lose Company-sponsored group health coverage unless a timely election is made for continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).    In the event Executive becomes eligible to receive benefits under a subsequent employer’s benefit program, Executive’s continued benefit coverage shall cease unless a timely election is made for COBRA.  From and after the beginning of the Separation Period, Executive will not be eligible to continue active participation in any other FDC benefit plan, program or perquisite, including, but not limited to, long-term incentive compensation, 401(k), life insurance, long-term disability coverage, or any other plan or policy.  Details about specific plan coverage, conversion and distribution eligibility will be provided separately.  Information on electing COBRA coverage will be provided at the conclusion of group health plan eligibility

(c)                                  Unless Executive (i) substantially fails to perform his employment duties consistent with his past practices prior to the filing of the second quarter 10-Q or (ii) thereafter substantially fails to perform such transitional duties as may be requested by the CEO prior to his Termination Date, Executive will be eligible to receive a prorated bonus for 2014 in the amount of $600,000.00, less tax withholding and other legally allowed deductions.  Payment of this bonus will be made on or before October 31, 2014.

(d)                                 Pursuant to their governing terms and conditions, Executive will retain all options and restricted stock awards he received prior to his Termination Date.  All such awards that are not vested as of the Termination Date will continue to vest until December 31, 2015.  On that date, any yet unvested options and restricted shares shall be forfeited on a prorated basis, based on full months elapsed since the grant date.    Executive will not receive any additional options or restricted stock awards after his Termination Date.

If no Qualified Public Offering (as defined in the Management Stockholder’s Agreement (the “MSA”)) of the 2007 Stock Incentive Plan for Key Employees of First Data Corporation) has occurred prior to December 31, 2015, Company agrees to exercise, at the next regularly scheduled meeting of its Board of Directors, its Call Rights on all vested shares, options and restricted stock awards then held by Executive, at the fair market value then determined by the Board in accordance with the MSA.

(e)                                  In the event of Executive’s death during the Separation Period, the remaining Separation Payments will be paid to Executive’s estate.

2.             Complete Release.  In consideration of those payments and benefits listed above which are payable only under this Agreement, Executive agrees to and does knowingly  voluntarily release and discharge the Released Parties (defined in next paragraph) from any and all claims, causes of action and demands of any kind, whether known, or unknown, asserted or unasserted, which Executive has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this Agreement.  Included in the release set forth in the preceding sentence, without limiting its scope, are: (i) claims for attorney’s fees, costs or expenses; (ii) whistleblower and retaliation claims; (iii) claims for discrimination and/or harassment based on sex, age, race, religion, color, creed, disability, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by federal, state, or local discrimination law such as Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967, each as amended; (iv) claims for unpaid or withheld wages, severance, benefits, bonuses, incentive and/or other compensation of any kind; as well as (v) claims arising under any other federal, state or local employment or labor laws (e.g. Employee Retirement Income Security Act of 1974, wage and hour laws, etc.), and/or under contract or tort and which are related to or arising from Executive’s employment with the Company or the termination of that employment.  This release does not extend to (A) those rights which as a matter of law cannot be waived; (B) claims, causes of action or demands of any kind that may arise after the date this Agreement is executed and that are based on acts or omissions occurring after such date; or (C) claims for indemnification or contribution under any operative documents of the Company or its Affiliates, or claims for coverage under any D&O policy applicable to Executive.

For purposes of this Agreement, “Released Parties” means the Company, its subsidiaries and Affiliates, their agents, executives, directors, officers, employees and their predecessors and successors and the subsidiaries, Affiliates, agents, executives, directors, officers and employees of such predecessors and successors.   “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person.   As used in this paragraph, “control” means the power to direct the management or affairs of a Person, and “ownership” means the beneficial ownership of at least 5% of the voting securities of the Person.  The Company will be deemed to control any settlement network in which it has any equity ownership.  As used in this paragraph, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.

3.             Return of Company Property.  On or before the Termination Date, Executive will resign from all titles and positions with the Company by executing the resignation letter attached as Exhibit A hereto.  Executive will also return to the Company all property within Executive’s possession belonging to:  (i) the Company, its subsidiaries or Affiliates; (ii) any customers of the Company or such subsidiaries or Affiliates; or (iii) any entity with whom the Company, its subsidiaries or Affiliates has entered into a confidentiality agreement.  Such items include, but are not limited to, reports, maps, files, memoranda, records, credit cards, keys, passes, customer lists, information, forms, software, formulas, plans, documents, systems, designs, methodologies, product features, technology, and other written and computer material, equipment and access codes, and copies of same that Executive has requested or received, prepared or helped to prepare in connection with Executive’s employment with the Company.  Executive will not at any time, now or thereafter, retain any copies, duplicates, reproductions or excerpts of such property.

4.             Restrictive Covenant Agreement.  Executive understands that he is required to abide by the Restrictive Covenant Agreement, attached as Exhibit B, which is incorporated herein by reference.  Additionally, Executive agrees Executive will continue to comply with and is bound by the post-employment obligations contained in Section 23 of the MSA which is attached as Exhibit C.  If Executive materially breaches any terms of this Agreement including Exhibits B and C, all payments shall terminate under this Agreement subject to and as provided in paragraph 11 of this Agreement.

5.         Commencing Another Position.  If Executive obtains employment with the Company or one of its subsidiaries or Affiliates, any and all further payments or benefits under this Agreement will cease as of the date of such employment.  If Executive obtains employment with a non-competing entity, as per the terms of Exhibits B and C, payments and benefits under this Agreement will continue, subject to the restrictions in paragraph 1(b) regarding health care benefits.  It is Executive’s obligation to immediately advise the Company of any subsequent employment and provide all information reasonable requested by the Company to determine the treatment of the payment and benefits hereunder.  The Executive will reimburse the Company for any payments or benefits provided on or after the date of his subsequent employment that are to be forfeited pursuant to this paragraph.

6.             Cooperation.  Executive agrees to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal or business matters, as reasonably requested by the Company.  To the extent that it is consistent with the Company’s by-laws, certificate of incorporation and applicable laws, the Company will engage legal counsel of its choosing to represent Executive if necessary in connection with such cooperation.  If for any reason the Company determines that a conflict of interest may exist between Executive and the Company, the Company may require Executive to obtain separate counsel.  The Company will reimburse (to the extent such reimbursement is permitted by the Company’s by-laws, certificate of incorporation and applicable laws) Executive for documented, reasonable and necessary out-of-pocket travel expenses and legal fees as are required and which he incurs in complying with his obligations under this paragraph.

7.             Confidentiality, Non-Disclosure and Non-Disparagement.  Executive agrees to maintain the terms and conditions of this Agreement in the strictest confidence and agrees not to disclose any of the terms of this Agreement unless and to the extent such disclosure is made in the public filings of the Company, is required by law, or is required to secure advice from a legal or tax advisor or outplacement provider.  This obligation extends to Executive’s agents, including all tax advisors, who Executive must duly notify of the confidential nature of the content of this Agreement and of their confidential obligations under this Agreement.  Notwithstanding the foregoing, this restriction on disclosure shall not apply with respect to providing any subsequent employer the content of Exhibits B and C.  Executive agrees not to make any disparaging comments about the Company or its subsidiaries and Affiliates (including the products and services of the Company or its subsidiaries and Affiliates), or any of their officers, directors, representatives, employees and agents.

8.             Severability and Governing Law.  In the event that any provision of this Agreement is deemed unenforceable, Executive agrees that a court of competent jurisdiction will have maximum authority, as permitted by law, to reform such provision and cause it to be enforceable.  The provisions in this Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions will nevertheless be binding and enforceable.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

9.             Non-Admission.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise.  The Released Parties expressly deny any such improper or illegal conduct.

10.          Other Agreements and Successorship.  Executive acknowledges that this Agreement is the entire agreement between the Company and Executive.  The Executive also acknowledges that Executive has not relied on any other representations or statements, written or oral, by the Released Parties or their employees or agents concerning the terms of the Agreement or any other matters not contained in this Agreement.

This Agreement inures to the benefit of any successors or assigns of the Company and Employee’s obligations apply equally to the Company and its successors and assigns.

11.          Consideration and Remedy.   Executive acknowledges that the first installment that will become payable to him under this Agreement is consideration (the “ADEA Consideration”) for his release and waiver in paragraph 2 of any claims, causes of action and demands of any kind arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA Released Claims”).  Executive also acknowledges that the remainder of the amount payable to Executive as payments and benefits described in paragraph 1(a) of this Agreement are consideration (the “Other Consideration”) for (a) the Executive’s release and waiver in paragraph 2 of any claims, causes of action and demands of any kind other than the ADEA Released Claims (the “Other Released Claims”) and (b) the Executive’s obligations pursuant to this Agreement.  In the event: (i) the Executive breaches or threatens to breach any of the terms of this Agreement (excluding ADEA Released Claims); (ii)  Executive challenges the enforceability of this Agreement as to any of the Other Released Claims; or (iii) the Company discovers Executive has engaged in any act constituting Cause (as defined in the First Data Corporation Severance/Change in Control Policy (Executive Committee Level)) or violated any material Company policy before Executive’s Termination Date, the Company will be entitled to immediately cease providing to Executive the Other Consideration and any other benefits under this Agreement and Executive shall repay to Company all of the Other

Consideration Executive has received as of the date the Other Consideration has ceased.  The Company will also be entitled to any remedies available in law or equity.

12.          Section 409A.  Payments under this Agreement are intended to be exempt from, or comply with, Internal Revenue Code Section 409A (“409A) and the Agreement will be interpreted to achieve this result.  In no event is the Company responsible for any tax or penalty owed by Executive with respect to payments under this Agreement.

13.          Paragraph Headings.  The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions in this Agreement.

14.          Review Period and Revocation.  Executive acknowledges that he was given 21 days to review this Agreement and the attached Exhibits A, B, and C from the time he received it.  Executive acknowledges that the Company has made no promises to him other than those contained in this Agreement.  COMPANY HEREBY ADVISES EXECUTIVE IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  Executive is further advised that he has 7 days after he signs this Agreement to revoke it by notifying the Company of such revocation in writing. No payments under Paragraph 1 will be made until this revocation period has expired.  In the event Executive revokes this Agreement as specified in this paragraph, the Company will deem this Agreement to be void in its entirety, in which case neither party will be bound by its terms and no payment will be made or benefit provided to him or retained by him under this Agreement.

Executive’s signature below indicates that Executive has carefully read, reviewed, and fully understands this Agreement. Executive acknowledges that Executive’s signature below constitutes a knowing and voluntary execution of this Agreement and Executive signs the Agreement of Executive’s own free will and it is Executive’s intention to be bound by its terms.

Dated this 5th day of August 2014.

/s/ Raymond E. Winborne Jr.
Raymond E. Winborne Jr.

FIRST DATA CORPORATION

By:	/s/ Frank Bisignano

Its:	CEO

FIRST DATA HOLDINGS, INC.

By:	/s/ Frank Bisignano

Its:	CEO

EXHIBIT A

RESIGNATION LETTER

                              , 2014

Mr. David R. Money

Executive Vice President, General Counsel & Secretary

First Data Corporation

6855 Pacific Street, AK310

Omaha, NE 68106

Dear David:

I hereby submit my resignation as a director, officer or any other elected/appointed position of First Data Holdings Inc. and First Data Corporation and all of their direct and indirect subsidiaries effective                                     , 2014.

I understand that by signing this letter it does not impact my employment with these entities.

Sincerely,

Raymond E. Winborne Jr.

EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT

For purposes of this Exhibit A, “Company” refers to First Data Corporation or its subsidiaries or Affiliates (as defined in the Agreement) for which Executive worked (for purposes of this Exhibit A individually and collectively referred to as the “Company”).

Executive agrees that the Company is engaged in a highly competitive business and has expended, and continues to expend, significant money, skill, and time to develop and maintain valuable customer relationships, trade secrets, and confidential and proprietary information.  Executive agrees that Executive’s work for the Company has brought Executive into close contact with many of the Company’s customers, Trade Secrets, Confidential Information, and Third Party Information (as defined below) and the Company has provided Executive access to such information to perform Executive’s job duties, the disclosure of which would cause the Company significant and irreparable harm. Executive recognizes that any unauthorized disclosure of Third Party Information could breach non-disclosure obligations or violate applicable laws or Company policy.  Executive further agrees that the covenants in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information, and Third Party Information (as defined in Section I below).

I.                                        Nondisclosure of Trade Secrets, Confidential Information and Third Party Information. Executive agrees that for so long as the pertinent information or documentation remains a Trade Secret, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Trade Secrets.  Executive further agrees that during and after Executive’s employment with the Company, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of Executive, nor shall the obligations set forth herein apply to disclosures made pursuant to the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7245.  Executive agrees that for so long as the pertinent information or documentation is subject to protection under Company nondisclosure obligations, policy or applicable law but in any event not less than two (2) years, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Third Party Information.

A.                                    Company “Confidential Information” means any data or information and documentation, which is valuable to the Company and not generally known to the public, including but not limited to:

1.                                      Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods; and

2.                                      Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company the details of which are not generally known; and

3.                                      Products, planning information, marketing strategies, marketing results, forecasts or strategies, customer profiles customer lists, sales estimates, business plans, and internal performance results relating to the business activities of the Company.

B.                                    “Third Party Information” means any data or information of the Company’s customers, suppliers, consumers or employees that the Company is prohibited by law, contract or Company policy from disclosing.  By way of example such information includes but is not limited to:

1.                                      Product specifications, marketing strategies, pricing, sales volumes, discounts;

2.                                      Nonpublic personal information regarding consumers, including but not limited to names, addresses, credit card numbers, financial transactions, and account balances;

3.                                      Personnel information of other employees, including but not limited to other employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, skills, qualifications and abilities, or other employee information (nothing in this provisions, however, is intended to prohibit Executive from disclosing to others information about Executive’s compensation or Executive’s working conditions); and

4.                                      Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and the Company, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with the Company, specific customer needs and requirements, or related information about actual or prospective customers or other nonpublic consumer information.

II.                                   Non-Competition.

A.                                    Executive agrees that the Company is engaged in a highly competitive business. Executive agrees that due to Executive’s position, engaging in any business which is competitive with the Company will cause the Company great and irreparable harm. Executive agrees that Executive’s work for the Company has brought Executive into close contact with many of the Company’s customers, Trade Secrets, Confidential Information, Third Party Information, and other proprietary information. Executive further agrees that the covenants in this Exhibit B are reasonable and necessary to protect the Company’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information, Third Party Information, and other proprietary information.

B.                                    Except as prohibited by law, Executive agrees that for twenty-four (24) months after the cessation of employment with the Company for any reason, Executive shall not, on Executive’s behalf or on another’s behalf, perform or offer the same or substantially the same functions or job duties or products or services that Executive performed or offered for the Company, on behalf of any business enterprise engaging in activities that compete with the business activities of the Company for which Executive had responsibility during the last twenty-four (24) months of Executive’s employment with the Company.

C.                                    Executive agrees that prospective employers exist such that employment opportunities are available to Executive which would not be in violation of this Section II.  Executive further agrees that this Section II is reasonable in scope and does not constitute a restraint of trade with respect to Executive’s ability to obtain alternate.

D.                                    The foregoing restriction in subsection (B) is limited to the geographic area that is the same or substantially similar to the geographic area Executive serviced at the time of Executive’s termination.

III.                              Non-Solicitation of Customers.  Executive agrees that, for twenty-four (24) months after the cessation of Executive’s employment with the Company, Executive will not solicit, contact, or call upon any customer, customer referral source, or prospective customer of the Company for the purpose of offering the same or substantially similar products or services provided by the Company for which Executive had responsibility during the last two (2) years of Executive’s employment.  This restriction shall apply only to any customer, customer referral source, or prospective customer of the Company:  1) with whom Executive had contact during the last twenty-four (24) months of Executive’s employment with the Company; 2) about whom Executive obtained confidential information while employed by the Company; or 3) about which Executive received compensation or earnings during the two (2) years prior to Executive’s termination from employment.  For the purpose of this Section III, “contact” means interaction between Executive and the customer, customer referral source, or prospective customer which takes place to further the business relationship, coordinating or supervising the customer or prospective customer relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

IV.                               Non-Solicitation of Employees.  For twenty-four (24) months after the cessation of employment with the Company, Executive will not recruit, hire, or attempt to recruit, directly or by assisting others, any employee of the Company with whom Executive had contact or about whom Executive learned Trade Secrets, Confidential Information or Third Party Information during Executive’s last twenty-four (24) months of employment with the Company.  For the purposes of this Section IV, “contact” means any business-related interaction between Executive and the other employee.

V.                                    Successorship.  As part of this provision, Executive understands and agrees that should Executive become employed by another entity owned or otherwise affiliated with First Data Corporation (such as its divisions or unincorporated affiliates), the obligations of this Agreement follow Executive to such other entity automatically and without further action, and that entity becomes the “Company” within the meaning of this Agreement.

VI.                               Injunctive Relief.  Executive understands, acknowledges, and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement, the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to temporary, preliminary, and/or permanent injunctive relief, without bond or other security from the courts, enjoining additional breaches and threatened breaches.  Executive further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

Executive acknowledges that Executive has carefully read, reviewed and fully understands the restrictive covenants contained in this Exhibit 2 and agrees to be bound by its terms.

This Agreement is dated the              day of                     , 2014.

ON BEHALF OF
COMPANY	EXECUTIVE

By:	By:
Co-Head of Human Resources		Raymond E. Winborne Jr.
Employee ID #227143

EXHIBIT C

SECTION 23 OF THE MANAGEMENT STOCKHOLDER AGREEMENT

CONFIDENTIAL INFORMATION; COVENANT NOT TO COMPETE;

COVENANT NOT TO SOLICIT

(a)           In consideration of the Company entering into this Agreement with the Management Stockholder, the Management Stockholder shall not, directly or indirectly:

(i)            at any time during or after the Management Stockholder’s employment with the Company or its subsidiaries, disclose any Confidential Information pertaining to the business of the Company or any of its subsidiaries or the Investors or any of their respective Affiliates, except when required to perform his or her duties to the Company or one of its subsidiaries, by law or judicial process;

(ii)           at any time during the Management Stockholder’s employment with the Company or its subsidiaries and for a period of two (2) years thereafter, directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business that directly or indirectly competes, at the relevant determination date, with the business of the Company, any Investor or any of their respective Affiliates in any geographic area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides products or services;

(iii)          at any time during the Management Stockholder’s employment with the Company or its subsidiaries and for a period of two years thereafter, directly or indirectly (A) solicit customers or clients of the Company, any of its subsidiaries, the Investors or any of their respective Affiliates to terminate their relationship with the Company, any of its subsidiaries, the Investors or any of their respective Affiliates or otherwise solicit such customers or clients to compete with any business of the Company, any of its subsidiaries, the Investors or any of their respective Affiliates or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of the Management Stockholder’s employment employed by the Company or any of its Affiliates;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any Investor or any of their Affiliates that is not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries.  If the Management Stockholder is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information.  Notwithstanding the foregoing, for the purposes of Section 23(a)(ii), the Management Stockholder may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if the Management Stockholder (I) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.  Because the Management Stockholder’s services are unique and because the Management Stockholder has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(c)           In the event that the Management Stockholder breaches any of the provisions of Section 23(a), in addition to all other remedies that may be available to the Company, the Management Stockholder shall be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of any Options held by such Management Stockholder and, with respect to Stock, the Management Stockholder shall be required to pay to the Company such amounts, if any, that the Management Stockholder received in excess of the price paid by the Management Stockholder in acquiring such Stock, on a net after-tax basis.